Exhibit 99.1

Contacts:
Investors	Media
EVC Group	EVC Group
Jennifer Beugelmans, (646) 277-8704	Steve DiMattia, (646) 277-8706
Doug Sherk, (415) 896-6820

PHARSIGHT REPORTS FISCAL FIRST QUARTER 2007 FINANCIAL RESULTS

Software Revenue Increases 22% Year-Over-Year

Fiscal 2007 Guidance Reiterated

MOUNTAIN VIEW, Calif., Jul. 27, 2006 – Pharsight Corporation (OTCBB:PHST), a leading provider of software and strategic services designed to optimize clinical drug development, today announced financial results for its first quarter of fiscal 2007, ended June 30, 2006. For the first quarter, revenue was $5.4 million, compared with revenue of $5.7 million in the first quarter of fiscal 2006 and revenue of $5.4 million in the fourth quarter of fiscal 2006.

“During the first quarter of fiscal 2007, software revenue increased by 22% compared with the same quarter of last year,” said Shawn M. O’Connor, chairman and chief executive officer. “Additionally, during the quarter we expanded our Pharsight® Knowledgebase Server™ (PKS™) customer base to 17 and our Drug Model Explorer™ (DMX®™) customer base to six, indicative of the traction we are gaining within the drug development market for our innovative technology and products. We also expanded our PKS relationships with three existing customers and we believe this illustrates the value that drug developers, once exposed to PKS, can derive from our technology.

“Within our strategic consulting services business we entered into 14 new agreements, and for the second consecutive quarter, we derived more than 50% of our revenue for this business from customers outside of our top two,” continued Mr. O’Connor. “As a result, revenue from customers outside of our top two grew 27% this quarter compared with the same quarter of last year, which we believe further illustrates the benefit from our investments in sales and marketing. While first quarter strategic consulting services revenue was down compared with last year, the first quarter of fiscal 2006 was the last quarter before the dramatic slowdown in spending at our largest customer. During the first quarter of fiscal 2007, we initiated a number of new projects for our customers, which will begin to yield revenue as milestones are reached. As a result, we anticipate positive year-over-year revenue growth in the strategic consulting business in the remaining quarters of fiscal 2007. Based upon our pipeline of software deployments and consulting projects, combined with the strong growth in our software business, we remain confident that we can achieve our fiscal year 2007 guidance for annual revenue growth of 10 to 15%.”

Recent Highlights

Pharsight’s recent highlights in its software and strategic consulting business units include the release of new software products, new enterprise software engagements, new consulting engagements, and expanded relationships with existing customers:

Software

•	Entered into a Cooperative Research and Development Agreement (CRADA) with the Food and Drug Administration (FDA). Pharsight will collaborate with the FDA using Pharsight software for the analysis, visualization, storage, reporting and review of pharmacokinetic/pharmacodynamic data.

•	Signed a new PKS licensing agreement with a major bio-pharmaceutical company, increasing the number of PKS customers to 17. The customer plans to access PKS from a variety of its global research and development sites and will also upgrade its existing licenses of WinNonlin®.

•	Expanded relationships with three current PKS customers including Centocor and IPSEN.

•	New software releases: Pharsight Knowledgebase Suite™ 3.0, which integrates NONMEM and SAS; and DMX Web Server version 1.5, which will allow future DMX releases to be compatible with .NET technologies.

•	Signed new distributor agreement with CTC Laboratory Systems Corporation of Tokyo, Japan, expanding the growth potential for PKS, PKS Reporter™, PKS Validation Suite™ and Pharsight Trial Simulator™ in the Japanese market.

•	Signed a new DMX licensing agreement with a top 10 pharmaceutical company, increasing the number of DMX customers to six. The customer plans to use DMX to support quantitative decision-making.

•	Received two new patents related to PK/PD modeling, further illustrating Pharsight’s expertise and commitment to remaining at the forefront of modeling and simulation technology and methodology.

Strategic Consulting Services

•	Second consecutive quarter of revenue from customers outside of the top two customers accounting for more than 50% of strategic consulting services revenue.

•	Continued expansion of consulting presence in the pharmaceutical industry by signing 14 new consulting agreements, including four new customers, among them, Tibotec and GlaxoSmithKline.

•	Further penetrated Pharsight’s existing customer base by signing new consulting agreements with companies including Pfizer, Schering AG, Altana and Daiichi-Sankyo.

•	Participated as a panelist at several industry meetings including the ASCO Annual Meeting, PharmaDiscovery 2006 Conference, and Population Approach Group in Europe 15th Annual Meeting

•	Hosted industry webinars on increasing the productivity of pharmacokinetic analysis, the strategic benefits of using modeling and simulation to optimize central nervous system research and model-based methods and tools to foster decision-making in the drug development process.

“We continue to see the demand and market need for our products increase,” continued Mr. O’Connor. “One of the highlights of the quarter was the strategic agreement we entered into with the FDA to use our software and to collaborate on a variety of modeling and simulation activities. This collaboration further supports the FDA’s Critical Path Initiative, which seeks to improve the productivity and efficiency of drug development. In entering into the CRADA, the FDA has recognized the importance of utilizing innovative technologies, like our PKS, DMX and Pharsight Trial Simulator products, to accelerate review and increase the number of new, safe and effective therapies being brought to the market. We believe the FDA’s evaluation and deployment of our products may drive further interest in our technology and enable Pharsight to become the de facto standard for modeling and simulation software.”

Additional Financial Results

Gross margin in the first quarter of fiscal 2007 increased to 68% compared with gross margin for the fourth quarter of fiscal 2006 of 64%. Gross margin also increased year-over-year compared with 67% achieved in the first quarter of fiscal 2006.

Net loss for the first quarter of fiscal 2007 was $238,000, and included $209,000 related to stock-based compensation expense as a result of the Company’s adoption of Statement of Financial Accounting Standards (“SFAS”) 123R. This was the first quarter the Company was required to begin expensing stock-based compensation under SFAS 123R. Net income for the first quarter of fiscal 2006 was $254,000.

Net loss attributable to common stockholders for the first quarter of fiscal 2007 was $422,000 and included the aforementioned impact of $209,000 in stock-based compensation expense. Net income attributable to common stockholders for the first quarter of fiscal 2006 was $109,000. Basic and diluted net loss per share attributable to common stockholders for the first quarter of fiscal 2007 were both $0.02. Basic and diluted net income per share attributable to common stockholders were $0.01 and $0.00, respectively, in the first quarter of fiscal 2006.

The year-over-year decrease in net income was primarily due to lower strategic consulting services revenue compared with the same period of fiscal 2006. In addition, the fiscal first quarter of 2006 was the last quarter before the slowdown in spending at Pharsight’s largest customer.

Cash & Liquidity

Pharsight exited the first fiscal quarter with cash, cash equivalents and short-term investments of $10.2 million compared with $10.8 million at the end of fiscal 2006 and $9.0 million at June 30, 2005.

Fiscal 2007 Guidance

Based upon its current outlook, the Company is reiterating its guidance for the 2007 fiscal year:

•	Annual revenue growth of approximately 10% to 15% compared with fiscal 2006, or approximately $25 million to $26 million. Approximately 40% to 45% of the revenue for the fiscal year is expected in the first half of the year, with 55% to 60% expected in the second half of the year.

•	Gross margin of approximately 65% to 70% of revenue, depending on the revenue mix between software and strategic consulting services.

•	Net income of approximately 5% to 10% of revenue.

•	Increase in fiscal year-end cash, cash equivalents and short-term investments compared with fiscal 2006 year-end balance.

“We continue to expect to achieve annual revenue growth in the range of 10% to 15%, with second half revenue stronger than revenue in the first half,” said Will Frederick, senior vice president and chief financial officer. “In addition, we continue to believe we can achieve our guidance for positive net income for the year. Excluding the impact of expensing stock-based compensation, we were essentially breakeven this quarter with a net loss of approximately $29,000.

“We believe we will once again achieve positive net cash flow for fiscal 2007, however, our quarterly cash flow may fluctuate based upon the timing of large software installations and strategic consulting projects,” concluded Mr. Frederick.

The net income guidance for fiscal 2007 excludes any potential impact from the preferred stock dividend payable to preferred stockholders. Pharsight’s preferred stockholders may elect to receive their dividend payments in the form of Series B Preferred shares instead of cash. The fair market value of such dividends if paid in the form of shares may fluctuate and may be greater or lesser than the stated value of the Series B Preferred shares.

The net income guidance also excludes the pre-tax impact from the adoption of SFAS 123R in fiscal 2007. The adoption of SFAS 123R has a significant impact on the Company’s result of operations, although it has no impact on its overall financial position. The expense impact that adopting SFAS 123R will have on the remainder of fiscal 2007 cannot be predicted at this time because it will depend on levels of share-based payments granted in the future.

While Pharsight expects that over the long-term revenues and gross margin in its software business will increase in response to customer demand, revenue and gross margin in individual quarters may fluctuate significantly in the future based upon timing of completion of large software installations and related revenue recognition.

Conference Call

Pharsight management will host a conference call and webcast tomorrow, Friday, July 28, 2006 at 10:00 a.m. Pacific Time to discuss the Company’s fiscal first quarter 2007 results, outlook for the remainder of fiscal 2007 and current corporate developments. The dial-in number for the conference call is 800-240-4186 for domestic participants and 303-205-0066 for international participants. To access the live webcast of the call, go to Pharsight’s website at www.pharsight.com and click on the About Pharsight icon. The webcast can then be accessed under the Investor Relations section.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through midnight Pacific Time on Friday, August 4, 2006 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. To access the domestic or international replay, callers should use pass code 11066189#.

About Pharsight Corporation

Pharsight Corporation (OTCBB:PHST) develops and markets products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between. Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios. This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available at www.pharsight.com.

Safe Harbor

This press release includes forward-looking statements, including statements regarding our growth opportunities and market position, the demand and market for our products and services, operating or cost efficiencies, our customer base, and our expectations for revenue, gross margin, and net income for the fiscal year ending March 31, 2007. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially include the following: changes in the demand for Pharsight’s products and services, uncertainties involved in pharmaceutical drug development, changes in government regulation of the pharmaceutical industry, changes in Pharsight’s research and development focus or operating strategies, the failure to develop new products and services or to keep pace with technological changes, and the failure of the market for Pharsight’s products and services to develop as expected, or for new customers beyond large pharmaceutical customers, who form a large component of Pharsight’s client base, to adopt Pharsight’s solutions. Further information on potential factors that could affect actual results is included in Pharsight’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on June 26, 2006. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Pharsight, Pharsight Knowledgebase Server, PKS, PKS Validation Suite, Drug Model Explorer, DMX, WinNonlin, WNL Validation Suite and Trial Simulator are trademarks or registered trademarks of Pharsight Corporation.

Financial Tables Follow

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2006	2005
Revenues:
License	$1,218	$884
Renewal	1,289	1,160
Maintenance	236	191
Services	2,685	3,459

Total revenues	5,428	5,694

Cost of revenues	1,756	1,887

Gross profit	3,672	3,807

Operating expenses:
Research and development	955	872
Sales and marketing	1,563	1,278
General and administrative	1,488	1,370

Total operating expenses	4,006	3,520

Income (loss) from operations	(334)	287

Other income (expense), net	103	(12)

Income (loss) before income taxes	(231)	275
Provision for income taxes	(7)	(21)

Net income (loss)	(238)	254
Preferred stock dividend	(184)	(145)

Net income (loss) attributable to common stockholders	$(422)	$109

Earnings per share attributable to common stockholders:
Basic	$(0.02)	$0.01

Diluted	$(0.02)	$0.00

Shares used to compute earnings per share attributable to common stockholders:
Basic	19,646	19,345

Diluted	19,646	22,043

PHARSIGHT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2006	March 31, 2006
ASSETS
Current assets:
Cash, cash equivalents and investments	$10,170	$10,832
Accounts receivable, net	3,394	4,585
Prepaids and other current assets	428	298

Total current assets	13,992	15,715

Property and equipment, net	1,883	2,025
Other assets	46	46

Total assets	$15,921	$17,786

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$250	$794
Accrued expenses	2,447	3,187
Deferred revenue	7,411	7,605
Current portion of notes payable	1,300	1,519

Total current liabilities	11,408	13,105

Deferred revenue, long term	36	54
Notes payable, less current portion	316	392
Other long term liabilities	235	253

Redeemable convertible preferred stock	6,752	6,641
Stockholders’ deficit	(2,826)	(2,659)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$15,921	$17,786